UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2004

Whiting Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-31899	20-0098515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 2300, Denver, Colorado 80290-2300

(Address of principal executive offices, including ZIP code)

(303) 837-1661

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §13e-4(c))

Item 8.01.	Other Events.

On November 16, 2004, Whiting Petroleum Corporation (the “Company”) agreed to sell 7,500,000 shares of its common stock at a price of $29.02 per share to the public in a public offering pursuant to a Purchase Agreement, dated November 16, 2004, among the Company and the underwriters named therein (the “Purchase Agreement”). The underwriters also have an option to purchase up to 1,125,000 additional shares of common stock at the same price per share to cover any over-allotments. The public offering of the shares is expected to close on November 22, 2004.

The net proceeds from the offering will be approximately $208.4 million assuming no exercise of the underwriters’ over-allotment option. The Company will use the net proceeds from the offering to repay debt outstanding under the Company’s credit agreement incurred in connection with recent acquisitions completed by the Company.

The common stock was registered pursuant to a Registration Statement on Form S-1 (Registration No. 333-118261) that the Company filed with the Securities and Exchange Commission.

A copy of the Purchase Agreement is filed as Exhibit 1 and is incorporated by reference herein. A copy of the Company’s press release announcing the pricing of the offering, issued by the Company on November 16, 2004, is filed as Exhibit 99 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Exhibits:

(1)	Purchase Agreement, dated November 16, 2004, between Whiting Petroleum Corporation and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as representative of the underwriters named therein.

(99)	Press Release of Whiting Petroleum Corporation, dated November 16, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITING PETROLEUM CORPORATION

Date: November 16, 2004	By:	/s/ JAMES J. VOLKER
James J. Volker
Chairman, President and Chief Executive Officer

WHITING PETROLEUM CORPORATION

FORM 8-K

EXHIBIT INDEX

Exhibit Number	Description

(1)	Purchase Agreement, dated November 16, 2004, between Whiting Petroleum Corporation and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as representative of the underwriters named therein.

(99)	Press Release of Whiting Petroleum Corporation, dated November 16, 2004.